Sun National Bank
401(k) Plan

Financial Statements as of December 31, 2011 and 2010
and for the Year Ended December 31, 2011,
Supplemental Schedule as of December 31, 2011, and
Report of Independent Registered Public
Accounting Firm

Sun National Bank
401(k) PLAN

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

The Plan Administrator and Participants
Sun National Bank 401(k) Plan

We have audited the accompanying statements of net assets available for benefits of Sun National Bank 401(k) Plan (the “Plan”) as of December 31, 2011 and 2010, and the related statement of changes in net assets available for benefits for the year ended December 31, 2011. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Sun National Bank 401(k) Plan as of December 31, 2011 and 2010, and the changes in net assets available for benefits for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the 2011 basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the 2011 basic financial statements taken as a whole.

The supplemental schedule H, line 4i – schedule of assets (held at end of year) that accompanies the Plan’s financial statements does not disclose the historical cost of nonparticipant directed Plan assets held by the Plan’s trustee. Disclosure of this information is required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

/s/J.H. Cohn LLP

Roseland, New Jersey
June 28, 2012

SUN NATIONAL BANK 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS

Investments, at fair value:
Mutual funds	$11,259,704	$11,367,066
Common stocks	2,155,024	3,241,515
Investment contract in common/collective trust	1,978,725	1,663,835
Total investments	15,393,453	16,272,416

RECEIVABLES

Receivables:
Notes receivable from participants	511,108	417,355
Total receivables	511,108	417,335

Total assets	15,904,561	16,689,771

LIABILITIES

Payables:
Excess contributions payable	24,386	19,815

Total liabilities	24,386	19,815

NET ASSETS REFLECTING INVESTMENTS AT FAIR VALUE	15,880,175	16,669,956

Adjustments from fair value to contract value for interest in common/collective trust relating to fully benefit-responsive investment contracts	(63,170)	(31,115)

NET ASSETS AVAILABLE FOR BENEFITS	$15,817,005	$16,638,841
See notes to financial statements.

SUN NATIONAL BANK 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2011

ADDITIONS TO NET ASSETS ATTRIBUTED TO:

Investment income:
Interest and dividends	$259,815
Net investment income	259,815

Interest income on notes receivable from participants	20,108

Contributions:
Employer	642,880
Participant	1,921,582
Rollover	221,924
Total contributions	2,786,386

Total additions	3,066,309

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:

Net depreciation in fair value of investments	2,210,014
Distributions to participants	1,653,860
Administrative expenses	24,271
Total deductions	3,888,145

NET DECREASE	(821,836)

NET ASSETS AVAILABLE FOR BENEFITS, BEGINNING OF YEAR	16,638,841

NET ASSETS AVAILABLE FOR BENEFITS, END OF YEAR	$15,817,005
See notes to financial statements.

SUN NATIONAL BANK 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2011 AND 2010 AND THE YEAR ENDED DECEMBER 31, 2011

1.	DESCRIPTION OF THE PLAN

The Sun National Bank (the “Bank”) 401(k) Plan (the “Plan”) is a defined contribution plan that was initiated on January 1, 1996. The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

a.   General — The Plan is a defined contribution plan of the Bank covering all full-time employees of the Bank who have completed 90 days of service and are age twenty-one or older. The Board of Directors of the Bank controls and manages the operation and administration of the Plan. Fidelity Management Trust Company (“FMTC”) serves as the trustee of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

b.   Contributions — Each year, participants may contribute up to 75% of pre-tax annual compensation, as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Participants who have attained the age 50 before the end of the Plan year are eligible to make catch-up contributions. Participants direct the investment of their contributions into various investment options offered by the Plan. The Bank matches 50 percent of the first six percent of base compensation that a participant contributes to the Plan. The matching Bank contribution is invested directly in Sun Bancorp, Inc. common stock. Additional profit sharing amounts may be contributed at the option of the Bank’s Board of Directors and is invested in a portfolio of investments as directed by the Bank. Contributions are subject to certain limitations.

c.    Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contribution and allocations of the Bank’s contribution and Plan earnings and charged with an allocation of expenses, if applicable. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

d.   Vesting — Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Bank’s matching and discretionary contribution portion of their accounts plus actual earnings thereon is based on years of continuous service as defined in the Plan. A participant is 100% vested after four years of credited service.

e.   Notes Receivable from Participants — A participant may borrow from his or her fund accounts from a minimum of $1,000 up to a maximum equal to the lesser of one-half of his or her vested account balance or $50,000 reduced by the highest outstanding loan balance in his or her account during the prior twelve month period. Up to 50% of a participant’s vested account balance may be used as collateral for any loan.  Loan transactions are treated as a transfer from the investment fund to the Participant Loans. The loans are secured by the balance in the participant’s account and bear interest at rates that range from 4.25% to 8.75%, commensurate with prevailing interest rates charged by persons in the business of lending money for loans under similar circumstances, as determined by the Plan administrator. Principal and interest on loans is paid ratably through bi-weekly payroll deductions.

f.     Payment of Benefits — Upon termination of service due to death, disability or retirement, a participant or a participant’s beneficiary may generally elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or in the form of installments as designated by the participant or participant’s beneficiary. On an annual basis, the Plan administrator may direct FMTC to distribute account balances $1,000 or less in a lump sum distribution without consent from the terminated participant. For termination of service for other reasons, a participant may elect to receive the value of the vested interest in his or her account as a lump-sum distribution.

g.    Forfeited Accounts — At December 31, 2011 and 2010, forfeited nonvested accounts totaled $13,413 and $15,468, respectively.  Forfeiture of nonvested Bank contributions remains in the Plan to pay Plan administrative expenses.  During 2011, forfeited nonvested accounts were reduced by $15,357 for the payment of administrative expenses.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The accompanying financial statements of the Plan have been prepared under the accrual method of accounting.

Investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Statements of Net Assets Available for Benefits present the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contract from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Investment Valuation and Income Recognition — Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 3 for discussion of fair value measurements.

Interest and dividends are included in income when earned based on the term of the investments and the periods during which the investments are owned by the Plan. Purchases and sales of securities are recorded on a trade-date basis. Net appreciation (depreciation) includes the Plan's gains (losses) on investments bought and sold as well as held during the year.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Plan management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from those estimates and assumptions.

Notes Receivable from Participant— Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the Plan document.

Payment of Benefits — Benefits are recorded when paid.

Administrative Expenses — Certain expenses of maintaining the Plan are paid by the Bank.

3.	FAIR VALUE MEASUREMENTS

The Plan accounts for fair value measurements in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 820.  FASB ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  FASB ASC 820 does not require any new fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. FASB ASC 820 clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. The definition focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). FASB ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement and also clarifies the application of fair value measurement in a market that is not active. The three levels within the fair value hierarchy are described as follows:

●   Level 1 - Quoted prices in active markets for identical assets or liabilities.  The fair value hierarchy gives the highest priority to Level 1 inputs.

●   Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●   Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.  The fair value hierarchy gives the lowest priority to Level 3 inputs.

The Plan measures financial assets and liabilities at fair value in accordance with FASB ASC 820. These measurements involve various valuation techniques. The following is a description of the Plan’s valuation techniques used for assets measured at fair value:

Mutual funds – Valued at the net asset value (“NAV”) of shares held in the Plan at year end. The NAV is based upon the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding.  This is a Level 1 input as the NAV is quoted in an active market.

Common stock – Valued at the closing price reported on the active market on which the stock is traded, a Level 1 input.

Investment contract in common/collective trust – Valued based on information reported by FMTC.  The fair value is equal to the sum of the market value of all of the fund’s underlying securities, which represents the NAV of shares held by the Plan at year end. The investment in the trust is a public investment security valued using the NAV provided by FMTC. The NAV is quoted on a private market that is not active; however, the unit price is based on the underlying investments that are traded on an active market and is considered a Level 2 input. The investment in the trust is carried at fair value based on the closing price in the active market. Unit values are determined by dividing the fund's net assets at fair value by its units outstanding at the valuation dates. The unit values of the fund were $1.00 on both December 31, 2011 and 2010, respectively.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

		Category Used for Fair Value Measurement
December 31, 2011	Total	Level 1	Level 2	Level 3
Mutual funds:
Value funds	$2,356,294	$2,356,294	$-	$-
Balanced funds	5,062,421	5,062,421	-	-
Growth funds	1,434,331	1,434,331	-	-
Fixed income funds	2,022,734	2,022,734	-	-
Other funds	383,924	383,924	-	-
Total mutual funds	11,259,704	11,259,704	-	-

Common stocks:
Financial services	2,155,024	2,155,024	-	-
Total common stocks	2,155,024	2,155,024	-	-
Investment contract in common/collective trust	1,978,725	-	1,978,725	-
Total investments measured at fair value	$15,393,453	$13,414,728	$1,978,725	$-

		Category Used for Fair Value Measurement
December 31, 2010	Total	Level 1	Level 2	Level 3
Mutual funds:
Value funds	$2,762,941	$2,762,941	$-	$-
Balanced funds	5,168,080	5,168,080	-	-
Growth funds	1,366,236	1,366,236	-	-
Fixed income funds	1,753,475	1,753,475	-	-
Other funds	316.334	316.334	-	-
Total mutual funds	11.367,066	11,367,066	-	-

Common stocks:
Financial services	3,241,515	3,241,515	-	-
Total common stocks	3,241,515	3,241,515	-	-
Investment contract in common/collective trust	1,663,835	-	1,663,835	-
Total investments measured at fair value	$16,272,416	$14,608,581	$1,663,835	$-

4.	INVESTMENTS

The following presents investments (at fair value) that represent 5% or more of the Plan’s net assets:

	December 31,
	2011		2010
	Shares	Fair Value	Shares	Fair Value
Sun Bancorp, Inc. Common Stock *	890,013	$2,155,024	698,368	$3,241,515
Victory Diversified Stock: Class A	88,469	1,279,258	90,010	1,405,055
Fidelity Advisor Equity Income Fund: Class A	54,064	1,215,906	52,687	1,204,962
Fidelity Advisor Leveraged Company Stock Fund: Class A	37,476	1,140,388	37,735	1,298,447
Fidelity Advisor Stable Value Portfolio: Class II	1,915,555	1,978,725	1,632,720	1,663,835
T. Rowe Price Growth Stock Fund: Class R	34,514	1,072,689	31,716	1,000,338
Fidelity Advisor Inflation-Protected Bond Fund: Class A	104,629	1,331,932	105,287	1,220,278
RS Partners A	31,705	928,327	33,719	1,115,774
* Indicates nonparticipant directed investments

During 2011, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $2,210,014 as follows:

Mutual funds	$(533,826)
Common stock	(1,676,188)
$(2,210,014)

5.	NONPARTICIPANT-DIRECTED INVESTMENTS

A participant may direct employee contributions among available investment funds, including Sun Bancorp, Inc. common stock.  Employer contributions are made in Sun Bancorp, Inc. common stock.  A participant may elect to transfer that contribution to any investment fund.  Sun Bancorp Stock Fund is considered a nonparticipant-directed investment.  Net assets for the Sun Bancorp Stock Fund were $2,155,024 and $3,241,515 at December 31, 2011 and 2010, respectively. Information about the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

For the year ended December 31, 2011	Amount
Change in net assets:
Net depreciation in fair value of investments *	$(1,676,188)
Employer contributions	642,880
Participant contributions	193,756
Loan repayments	11,893
Fund transfers, net	(42,470)
Benefits paid to participants	(199,745)
Administrative fee	(795)
Loan withdrawals	(15,970)
Total change in net assets relating to nonparticipant-directed investments	$(1,086,639)
* Amount includes dividend income.

6.	INVESTMENT CONTRACT IN COMMON / COLLECTIVE TRUST

The Plan invests in the Fidelity Advisor Stable Value Portfolio (the “Portfolio”), a fully benefit-responsive investment fund, which is valued in the Plan at contract value. The Portfolio is an open-end commingled pool sponsored by FMTC and seeks to preserve principal investments while earning interest income.  To achieve this investment objective, the Portfolio invests in fixed-income securities and investment contracts issued by insurance companies and other financial institutions.  It is the policy of the Portfolio to use its best efforts to maintain a stable net asset value of $1.00 per unit through investments in “wrap” contracts.

There are no reserves against contract value for credit risk of the contract issuer or otherwise.  The fair value of the investment contract at December 31, 2011 and 2010 was $1,978,725 and $1,663,835, respectively.  The crediting interest rate is based on a formula agreed upon with the issuer, but it may not be less than 0%.  Such interest rates are reviewed on a quarterly basis for resetting.

The wrap contracts limit the ability of the Portfolio to transact at contract value upon the occurrence of certain events such as: 1) the Plan’s failure to qualify under Section 401(a) or Section 401(k) of the Internal Revenue Code (the "IRC"), 2) the establishment of a defined contribution plan that  competes with the Plan for employee contributions, 3) any substantive modifications to the Portfolio or the administration of the Portfolio that is not consented to by the wrap issuer, 4) any change in law, regulation, or administrative ruling applicable to the Plan that could have a material adverse effect on the Portfolio’s cash flow, 5) any communication given to participants by the Plan sponsor or FMTC that is designed to induce or influence participants not to invest in the Portfolio or to transfer assets out of the Portfolio, and 6) any transfer of assets from the Portfolio directly to a competing investment option.

The average yield and crediting interest rates earned on the Portfolio as of September 30, 2011 and 2010 were as follows:

	2011	2010
Average yields(1):
Based on actual earnings	1.78%	2.36%
Based on interest rate credited to participants	1.23%	1.39%
(1) Rates were obtained from the Portfolio's September 30, 2011 Annual Report.

	Fair Value	Unfunded Commitments	Redemption Frequency (If currently eligible)		Redemption Notice Period
Investment contract in common/collective trust	$1,978,725	$-	N/A	(1)	N/A	(1)
 (1) No restrictions on redemption frequency (if currently eligible) and no redemption notice periods required.

7.	PARTIES-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of mutual funds managed by FMTC. FMTC is the trustee as defined by the Plan. These transactions qualify as exempt party-in-interest transactions.  Fees paid by the Plan for investment management services were included as a reduction of the return earned on each fund.  In addition, an investment fund comprised primarily of shares of common stock issued by the Bank is an available investment option. The Bank is the Plan sponsor as defined by the Plan.

8.	TERMINATION OF THE PLAN

Although it has not expressed any intent to do so, the Bank reserves the right, at any time, under the Plan to discontinue permanently or temporarily its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. The interest of the participants shall be non-forfeitable and fully vested in the event the Plan is terminated.

9.	FEDERAL INCOME TAX STATUS

The Bank has a non-standardized defined contribution 401(k) plan provided by FMTC, which was approved by the Bank’s Board of Directors in May 2005. The Plan used a prototype plan document sponsored by FMTC through September 30, 2009 and beginning on October 1, 2009, a volume submitter document, also sponsored by FMTC, was used. The volume submitter document was a mandatory restatement to comply with the requirements of the Economic Growth and Tax Relief Reconciliation Act ("EGTRRA") and did not change the underlying features of the Plan. FMTC received opinion letters from the Internal Revenue Service (the “IRS”), dated October 9, 2003 and March 31, 2008, which state that the prototype document and volume submitter document, respectively, satisfies the applicable provisions of the IRC. The Plan itself has not received a determination letter from the IRS. However, the Plan’s management believes that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and therefore believes that the Plan is qualified and the related trust is tax-exempt. Therefore, no provision for income tax has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS.  The Plan administrator has analyzed the tax positions taken by the Plan and has concluded that as of December 31, 2011, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.  The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.  The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2008.

10.	RISKS AND UNCERTAINTIES

The Plan invests in mutual funds, common/collective trusts and common stock. Investment securities, in general, are exposed to various risks such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

The Plan’s exposure to concentration of risk is limited by the diversification of investments across various participant-directed investment options.  Additionally, the investments within each participant-directed investment option are further diversified into varied financial instruments, with the exception of the Sun Bancorp, Inc. common stock, which principally invests in a single security.

11.	RECONCILIATIONS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 at December 31, 2011 and 2010:

December 31,	2011	2010
Net assets available for benefits per the financial statements	$15,817,005	$16,638,841
Adjustment from contract value to fair value for interest in common/collective trust relating to fully benefit-responsive investment contract	63,170	31,115
Excess contributions payable	24,386	19,815
Net assets available for benefits, per the Form 5500	$15,904,561	$16,689,771

For the year ended December 31, 2011, the following is a reconciliation of the statement of changes in net assets available for benefits to the Form 5500:

For the year ended December 31, 2011	Amount
Decrease in net assets available for benefits per the financial statements	$(821,836)
Adjustment for contract value to fair value for interest in common/collective trust relating to fully benefit-responsive wrap contracts	32,055
Excess contributions payable-December 31, 2011	4,571
Net loss per Form 5500	$(785,210)

12.	SUBSEQUENT EVENTS

The Plan has evaluated subsequent events through June 28, 2012, the date the financial statements were available to be issued.

******

SUN NATIONAL BANK 401(k) PLAN E.I. #22-2458313 PLAN #001 SCHEDULE H, LINE 4i—SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2011
(a)	(b)	(c)	(d)	(e)
	Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment	Cost	Current Value

	Lord Abbett Short Duration Income: Class A	Mutual Fund	(1)	$10,393
	RS S&P 500 Index: Class A	Mutual Fund	(1)	8,065
	INVESCO International Allocation: Class A	Mutual Fund	(1)	726,442
	Eaton Vance Balanced A	Mutual Fund	(1)	681,419
	PIMCO Total Return Fund: Class A	Mutual Fund	(1)	526,291
	Victory Diversified Stock: Class A	Mutual Fund	(1)	1,279,258
	RS Partners A	Mutual Fund	(1)	928,327
	INVESCO Real Estate: Class A	Mutual Fund	(1)	383,924
	T. Rowe Price Growth Stock Fund: Class R	Mutual Fund	(1)	1,072,689
(2)	Fidelity Advisor Leveraged Company Stock Fund: Class A	Mutual Fund	(1)	1,140,388
(2)	Fidelity Advisor Equity Income Fund: Class A	Mutual Fund	(1)	1,215,906
(2)	Fidelity Advisor Strategic Income Fund: Class A	Mutual Fund	(1)	154,119
(2)	Fidelity Advisor Small Cap Fund: Class A	Mutual Fund	(1)	329,117
(2)	Fidelity Advisor Inflation-Protected Bond Fund: Class A	Mutual Fund	(1)	1,331,932
(2)	Fidelity Advisor Freedom 2005 Fund: Class A	Mutual Fund	(1)	14,257
(2)	Fidelity Advisor Freedom 2010 Fund: Class A	Mutual Fund	(1)	53,620
(2)	Fidelity Advisor Freedom 2015 Fund: Class A	Mutual Fund	(1)	70,215
(2)	Fidelity Advisor Freedom 2020 Fund: Class A	Mutual Fund	(1)	153,704
(2)	Fidelity Advisor Freedom 2025 Fund: Class A	Mutual Fund	(1)	145,135
(2)	Fidelity Advisor Freedom 2030 Fund: Class A	Mutual Fund	(1)	186,244
(2)	Fidelity Advisor Freedom 2035 Fund: Class A	Mutual Fund	(1)	140,431
(2)	Fidelity Advisor Freedom 2040 Fund: Class A	Mutual Fund	(1)	161,246
(2)	Fidelity Advisor Freedom 2045 Fund: Class A	Mutual Fund	(1)	84,387
(2)	Fidelity Advisor Freedom 2050 Fund: Class A	Mutual Fund	(1)	78,221
(2)	Fidelity Advisor New Insights Fund: Class A	Mutual Fund	(1)	361,642
(2)	Fidelity Advisor Freedom Income Fund: Class A	Mutual Fund	(1)	22,332
	Total			11,259,704
(2)	Fidelity Advisor Stable Value Portfolio: Class II	Common/Collective Trust	(1)	1,978,725
(2)	Sun Bancorp, Inc. Common Stock	Common Stock		2,155,024
(2)	Notes Receivable from Participants	Loans range from 4.25% to 8.75% with loan maturity dates ranging from 10/26/11 to 08/26/21		511,108
	Total			$15,904,561
(1) Cost is not required to be disclosed for participant-directed investments
(2) Indicates party-in-interest to the Plan

See Report of Independent Registered Public Accounting Firm.